UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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salesforce.com, inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

May 30, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of salesforce.com, inc. on Thursday, July 12, 2007 at 2:00 p.m., local time, at the Mark Hopkins Hotel, 999 California Street, San Francisco, California 94108.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of our 2007 Annual Report.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.

Thank you for your ongoing support of salesforce.com. We look forward to seeing you at our Annual Meeting.

Aloha,

Marc Benioff

Chairman of the Board of Directors and

Chief Executive Officer

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To be Held Thursday, July 12, 2007

TO THE STOCKHOLDERS OF SALESFORCE.COM, INC.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of salesforce.com, inc., a Delaware corporation, will be held on Thursday, July 12, 2007 at 2:00 p.m., local time, at the Mark Hopkins Hotel, 999 California Street, San Francisco, California 94108, for the following purposes:

1.	To elect three Class III directors, Stratton Sclavos, Lawrence Tomlinson and Shirley Young, to serve for a term of three years and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008; and

3.	To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the meeting.

Only stockholders of record at the close of business on May 22, 2007 and their proxies are entitled to attend and vote at the meeting and any and all adjournments, continuations or postponements thereof.

All stockholders are invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock as of the record date to enter the meeting.

This Notice, the Proxy Statement and the 2007 Annual Report are first being mailed to stockholders on or about May 30, 2007.

By Order of the Board of Directors

David Schellhase

Secretary

San Francisco, California

May 30, 2007

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THE PURPOSE OF RETURNING YOUR PROXY CARD. YOU MAY ALSO VOTE BY TELEPHONE OR OVER THE INTERNET. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

The Board of Directors of salesforce.com, inc., a Delaware corporation (“salesforce.com”, the “Company”, “we”, “us” or “our”), is soliciting this Proxy Statement and the enclosed proxy card for use at our 2007 Annual Meeting of Stockholders (“Annual Meeting”), to be held on Thursday, July 12, 2007 at 2:00 p.m., local time, and for any adjournment or postponement of the meeting. Our Annual Meeting will be held at the Mark Hopkins Hotel, 999 California Street, San Francisco, California 94108. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock as of the record date to enter the meeting. Our Annual Report for the fiscal year ended January 31, 2007, or fiscal 2007, including our financial statements for fiscal 2007 is also enclosed. These proxy materials are first being mailed to stockholders on or about May 30, 2007.

Stockholders Entitled to Vote; Record Date

As of the close of business on May 22, 2007, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 115,503,146 shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the Company were outstanding as of May 22, 2007.

All valid proxies received before the Annual Meeting will be voted according to the instructions thereon. Stockholders entitled to vote at the Annual Meeting may vote by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-prepaid envelope.

Quorum; Abstentions; Broker Non-Votes

The Company’s Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting; however, broker “non-votes” are not deemed to be “votes cast.” As a result, unlike abstentions or withheld votes, broker “non-votes” are not included in the tabulation of the voting results on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition of such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting; Revocability of Proxies

Voting by attending the meeting. A stockholder may vote his or her shares in person at the Annual Meeting. A stockholder planning to attend the Annual Meeting must bring the enclosed Admission Ticket and proof of identity for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder casts at the Annual Meeting. Your attendance at the Annual Meeting in and of itself will not revoke any prior votes you may have cast.

Voting of proxies; Discretionary Voting. Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) by telephone or (3) over the Internet. If you wish to vote by mail, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If you wish to vote by telephone or over the Internet, please follow the specific instructions set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card. If you do not provide specific voting instructions on a properly executed proxy card or over the phone or Internet, your shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of proxy. You may revoke your proxy by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) entering a new vote by telephone or over the Internet. Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to the Company’s principal executive offices, salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Corporate Secretary.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders. In addition, the Company may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their reasonable, out-of-pocket expenses. The Company may use the services of the Company’s directors, officers and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained Georgeson Shareholder Communication Services, Inc., a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $1,500 plus reasonable out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company must satisfy the requirements set forth in the advance notice provision under the Company’s Bylaws. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder proposal must be received at the Company’s principal executive offices not less than one hundred twenty (120) calendar days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting; except that if no annual meeting was held in the previous year or if the date of the annual meeting is more than thirty (30) calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was publicly announced. Stockholder proposals to be presented at the next annual meeting of stockholders must be received by the Secretary of the Company at the Company’s principal executive offices not later than January 29, 2008.

In addition, any stockholder proposal intended to be included in the Company’s proxy statement for the next annual meeting of stockholders of the Company must also satisfy Securities and Exchange Commission, or SEC, regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and be received not later than January 29, 2008. In the event the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before the Company begins to print and send its proxy materials. Upon such an occurrence, the Company will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the Securities and Exchange Commission.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of nine directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation or removal.

The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the current Class III members of the Board of Directors, Stratton Sclavos, Lawrence Tomlinson and Shirley Young. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2010 and until their successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for election as Class III directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Nominees for Class III Directors

The names of the nominees for Class III directors and certain information about each are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Age
Stratton Sclavos	Director	2000	45
Lawrence Tomlinson	Director	2003	66
Shirley Young	Director	2005	72

Stratton Sclavos has served as a Director since February 2000. From July 1995 to May 2007, Mr. Sclavos served as President and Chief Executive Officer of VeriSign, Inc., a provider of infrastructure services to websites, enterprises, electronic service providers and individuals. Mr. Sclavos also served as Chairman of the Board of Directors of VeriSign from December 2001 to May 2007. From July 1993 to June 1995, Mr. Sclavos served as Vice President, Worldwide Marketing and Sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, IBM and Hewlett-Packard. From May 1992 to September 1993, Mr. Sclavos was Vice President of Worldwide Sales and Business Development of GO Corporation, a pen-based computer company. Prior to that time, he served in various sales and marketing capacities for MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos serves as a director of Intuit, Inc. and Juniper Networks, Inc. Mr. Sclavos received a B.S. from the University of California at Davis.

Lawrence Tomlinson has served as a Director since May 2003. Mr. Tomlinson retired from Hewlett-Packard Co. in June 2003. Prior to retiring from Hewlett-Packard, from 1993 to June 2003 Mr. Tomlinson served as its Treasurer, from 1996 to 2002 he was also a Vice President and from 2002 to June 2003 he was also a Senior Vice President. Mr. Tomlinson serves as a director of Coherent, Inc. Mr. Tomlinson received a B.S. from Rutgers University and an M.B.A. from Santa Clara University.

Shirley Young has served as a Director since October 2005. Since 2000, Ms. Young has served as President of Shirley Young Associates, LLC, a business advisory company. She also serves as a senior advisor to General

Motors-Asia Pacific. Previously, Ms. Young served as corporate Vice President of General Motors responsible for China Strategic Development and as Executive Vice President of Grey Advertising and President of Grey Strategic Marketing. She also served on the Board of Directors for Verizon, Bank of America, Harrahs, Dayton Hudson/ Target. Ms. Young currently serves as a director of Teletech, Inc. She is a member of the Worldwide Board of Directors of The Nature Conservancy and current governor and former chairman of the Committee of 100, a national Chinese-American leadership organization and current Chair of its cultural associate, US-China Cultural Institute. Ms. Young received a B.A. from Wellesley College.

Vote Required and Board of Directors’ Recommendation

The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected directors of the Company to serve until their successors have been duly elected and qualified, subject to earlier resignation or removal.

The Board of Directors Recommends a Vote “For” the Nominees Listed Above.

Directors Not Standing for Election

The names and certain information about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below. In September 2006, the Board of Directors increased the size of the Board to nine (9) directors and appointed Maynard Webb as a Class II director. Mr. Webb’s appointment to the Board of Directors was made on the identification and recommendation of the Nominating and Corporate Governance Committee.

Name	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire	Age
Marc Benioff	Chairman of the Board and Chief Executive Officer	1999	Class I 2008	42
Craig Conway	Director	2005	Class I 2008	52
Alan Hassenfeld	Director	2003	Class I 2008	58
Craig Ramsey	Director	2003	Class II 2009	60
Sanford R. Robertson	Director	2003	Class II 2009	76
Maynard Webb	Director	2006	Class II 2009	51

Marc Benioff co-founded salesforce.com in February 1999 and has served as Chairman of the Board of Directors since inception. He has served as Chief Executive Officer since November 2001. From 1986 to 1999, Mr. Benioff was employed at Oracle Corporation where he held a number of positions in sales, marketing and product development, lastly as a Senior Vice President. Mr. Benioff also serves as Chairman of the Board of Directors of the salesforce.com/foundation. Mr. Benioff received a Bachelor of Science in Business Administration (B.S.B.A.) from the University of Southern California.

Craig Conway has served as a Director since October 2005. From April 1999 to October 2004, Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from November 1996 to February 1999 and TGV Software from September 1993 to March 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies including Executive Vice President at Oracle Corporation. Mr. Conway received a B.S. from the State University of New York at Brockport.

Alan Hassenfeld has served as a Director since December 2003. Mr. Hassenfeld has been Chairman of Hasbro since May 2003 and from 1989 until May 2003 was Chairman and Chief Executive Officer of Hasbro, Inc., a provider of children’s and family entertainment products. Mr. Hassenfeld is a trustee of the Hasbro Charitable Trust and Hasbro Children’s Foundation. Mr. Hassenfeld also serves as a member of the Board of Directors of the salesforce.com/foundation and other not-for-profit organizations. Mr. Hassenfeld received a B.A. from the University of Pennsylvania.

Craig Ramsey has served as a Director since April 2003. From July 2003 to September 2004, Mr. Ramsey served as CEO of Pay By Touch, a biometrics payments company. From March 1996 to April 2000, Mr. Ramsey served as Senior Vice President, Worldwide Sales, of Siebel Systems, Inc., a provider of eBusiness applications. From March 1994 to March 1996, Mr. Ramsey served as Senior Vice President, Worldwide Sales, Marketing and Support for nCube, a maker of massively parallel computers. From 1968 to 1994, Mr. Ramsey held various positions with Oracle Corporation, Amdahl and IBM. Mr. Ramsey currently serves on the Board of Directors of Arcsight, Guidewire, M-Factor and Verticals onDemand. He received a B.A. in Economics from Denison University.

Sanford R. Robertson has served as a Director since October 2003. He is a principal of Francisco Partners, a technology buyout fund. Prior to founding Francisco Partners in January 2000, Mr. Robertson was the founder and chairman of Robertson, Stephens & Company, a technology investment bank. Mr. Robertson has been an active technology investor and advisor to several technology companies. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another prominent technology investment bank. Mr. Robertson is a director of Dolby Laboratories, Inc., Pain Therapeutics, Inc. and the Schwab Fund for Charitable Giving. Mr. Robertson received a B.B.A. and M.B.A. from the University of Michigan.

Maynard Webb has served as a Director since September 2006. Since December 2006, Mr. Webb has served as Chief Executive Officer of Live Ops, a provider of on-demand call center solutions. From June 2002 to August 2004, Mr. Webb served as Chief Operating Officer of eBay Inc., an online global marketplace. From August 1999 to June 2002, Mr. Webb served as President of eBay Technologies. Prior to that Mr. Webb served as Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. Mr. Webb also serves on the board of directors of Gartner, Inc., Baynote, Inc. and AdMob, Inc. Mr. Webb holds a B.A.A. degree from Florida Atlantic University.

Board Independence

The Board of Directors has determined that, except for Mr. Benioff as Chief Executive Officer, each of the directors of the Company has no material relationship with the Company and is independent within the meaning of the standards established by the New York Stock Exchange, or NYSE as currently in effect. In making that determination, the Board of Directors considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board of Directors also adopted and applied the following standards, which provide that a director will not be considered independent if he or she:

•	is currently an employee of the Company or has an immediate family member who is an executive officer of the Company;

•	has been an employee of the Company within the past three years or has an immediate family member who has been an executive officer of the Company within the past three years;

•

has, or has an immediate family member who has, received within the past three years more than $100,000 during any twelve month period in direct compensation from the Company (other than fees for directors services);

•

is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor; is a current employee of such firm, or has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or; has, or has an immediate family member who has, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

has, or has an immediate family member who has, been employed as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee during the past three years; or

•

has been employed as an executive officer or employee, or has an immediate family member who has been employed as an executive officer of, another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues.

Board Meetings and Director Communications

During fiscal 2007, the Board of Directors held ten (10) meetings. During fiscal 2007, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any of the committees of the Board of Directors on which such director served, except for Stratton Sclavos. Directors are also expected to attend annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict. Four of the eight then-incumbent directors attended the Company’s 2006 Annual Meeting of Stockholders.

The non-management members of the Board of Directors also meet in regularly scheduled executive sessions without management present. At these sessions, the chair of the Nominating and Corporate Governance Committee acts as Presiding Director. In the absence of the chair of the Nominating and Corporate Governance Committee at any such executive session, the chair of the Audit Committee will serve as Presiding Director. Stockholders and other interested parties may communicate with the Presiding Director, or with any and all other members of the Board of Directors, by mail to the Company’s principal executive offices addressed to the intended recipient and care of our Corporate Secretary or by email to CorporateSecretary@salesforce.com. The Corporate Secretary will maintain a log of such communications and transmit them promptly to the identified recipient, unless there are safety or security concerns that mitigate against further transmission. The intended recipient shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Corporate Governance and Board Committees

Salesforce.com and its Board of Directors regularly review and evaluate the Company’s corporate governance practices. The Board of Directors has adopted corporate governance principles that address the composition of and policies applicable to the Board of Directors as well as a Corporate Code of Conduct applicable to all directors, officers and employees of the Company, including our Chief Executive Officer and Chief Financial Officer. The Company’s corporate governance principles, set forth as Corporate Governance Guidelines, and its Corporate Code of Conduct are available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/investor/governance/, or in print by contacting Investor Relations at our principal executive offices. Any substantive amendments to or waivers of the Corporate Code of Conduct relating to the executive officers or directors of the Company will be disclosed promptly on our website.

The Board of Directors has also adopted a written charter for each of the three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee charter is available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/investor/governance/, or in print by contacting Investor Relations at our principal executive offices.

Audit Committee. The Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee: evaluates the independent registered public accountants’ qualifications, independence and performance; determines the engagement of the independent accountants; approves the retention of the independent accountants to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent accountants on the salesforce.com engagement team as required by law; reviews our consolidated financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; reviews with management and the Company’s independent auditors and internal auditors the adequacy of internal financial controls; annually reviews the audit committee charter and the committee’s performance; reviews and approves the scope of the annual audit and the audit fee; and discusses with management and the independent accountants the results of the annual audit and the review of our quarterly financial statements. The Audit Committee held ten (10) meetings in fiscal 2007. The report of the Audit Committee is included in this Proxy Statement.

The current members of the Audit Committee are Messrs. Tomlinson, who is the committee chair, Hassenfeld and Robertson. The Board of Directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy under applicable rules and regulations of the NYSE and the SEC. The Board of Directors has further determined that Mr. Tomlinson is the Company’s audit committee financial expert as defined by the SEC.

Compensation Committee. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees, including: reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations. The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the Compensation Committee. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. Although the Compensation Committee does not at present do so, it may delegate its authority to members of management to determine awards under the Company’s incentive-based or equity-based compensation plans for non-executive officer employees of the Company. The Compensation Committee also reviews and evaluates the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter, and prepares any report required under SEC rules. The Compensation Committee held six (6) meetings in fiscal 2007. The report of the Compensation Committee is included in this Proxy Statement.

The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee at present engages an outside consultant on a regular basis to advise the Compensation Committee on the Company’s compensation practices.

The current members of the Compensation Committee are Mr. Ramsey, who is the committee chair, Mr. Conway and Ms. Young. The Board of Directors has determined that all members of the Compensation Committee meet the applicable tests for independence under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors director nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; recommending corporate governance principles applicable to the Company; and providing oversight in the evaluation of the Board of Directors and each committee. The Nominating and Corporate Governance Committee held four (4) meetings in fiscal 2007.

The current members of the Nominating and Corporate Governance Committee are Messrs. Robertson, who is the committee chair, Hassenfeld and Tomlinson. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the applicable tests for independence under the applicable rules and regulations of the NYSE.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size, composition and needs of the Board of Directors and its respective committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and

Corporate Governance Committee through directors or management. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The evaluation of these candidates may be based solely upon information provided to the Nominating and Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Nominating and Corporate Governance Committee deems appropriate, including the use of third parties to review candidates.

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the committee. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance committee to perform all Board of Directors and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the Board of Directors for relevant background, experience and skills of its members.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee by submitting in writing the individual’s name and qualifications to the Secretary of the Company. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, stockholders may nominate directors for election at an annual meeting, provided the advance notice requirements set forth in the Company’s Bylaws have been met, as set forth above in “Procedure for Submitting Stockholder Proposals.”

Compensation of Directors

On December 8, 2005, the Company’s Board of Directors approved a new compensation arrangement for all of its non-employee directors. The effective date of this arrangement for non-employee directors who joined the Board subsequent to the Company’s initial public offering is September 1, 2005. The effective date for non-employee directors who joined the Board of Directors prior to the Company’s initial public offering is the later of (a) the date following the full vesting of such director’s initial option grant, or (b) February 1, 2006.

Under this arrangement, new non-employee directors will receive an initial option to purchase 50,000 shares of Common Stock pursuant to the Company’s 2004 Outside Directors Stock Plan upon appointment or election. This initial option grant vests over four years, with 25% vesting after one year and the balance vesting on a monthly pro rata basis over the remaining period. All options would vest immediately in the event of a change of control. Each non-employee director will also receive $1,250 for attendance at each Board and committee meeting, such meeting fees not to exceed $25,000 per year per director. Beginning after the first year of service on the Board, each non-employee director will receive a stock grant of 2,500 shares of fully vested Common Stock pursuant to the Company’s 2004 Outside Directors Stock Plan for service during the preceding quarter. In addition, following each quarter of service, the chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee will receive $5,000, and the chair of the Audit Committee will receive $10,000. The Company will continue to reimburse its non-employee directors for travel, lodging and other reasonable expenses incurred in connection with attending Board and committee meetings.

The following table sets forth information concerning the compensation earned during fiscal 2007 by our current directors:

DIRECTOR COMPENSATION FOR FISCAL 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marc Benioff (3)	—	—		—		—	—	—	—
Craig Conway	18,750	95,000	(4)	125,538	(5)	—	—	—	239,288
Alan Hassenfeld	—	—	(6)	280,285	(7)	—	—	—	280,285
Craig Ramsey	—	—	(8)	129,472	(9)	—	—	—	129,472
Sanford Robertson	—	—	(10)	234,780	(11)	—	—	—	234,780
Stratton Sclavos	7,500	344,800	(12)	—	(13)	—	—	—	352,300
Lawrence Tomlinson	—	—	(14)	130,995	(15)	—	—	—	130,995
Maynard Webb	7,500	—	(16)	73,073	(17)	—	—	—	80,573
Shirley Young	16,250	95,000	(18)	137,333	(19)	—	—	—	248,583

(1)	Stock awards consist solely of stock grants of fully vested Company common stock. Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2007 for stock awards as determined pursuant to FAS 123R, excluding estimated forfeitures. These compensation costs reflect stock awards granted in fiscal 2007. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for fiscal 2007 filed with the SEC on March 9, 2007.
(2)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2007 for option awards as determined pursuant to FAS 123R, excluding estimated forfeitures. These compensation costs reflect option awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for fiscal 2005, 2006 and 2007 filed with the SEC on March 25, 2005, March 15, 2006 and March 9, 2007, respectively.
(3)	At the end of fiscal 2007, Mr. Benioff did not have any stock awards or option awards outstanding.
(4)	During fiscal 2007, Mr. Conway received a stock award for 2,500 shares of common stock on November 1, 2006 with a grant date fair value of $95,000. At the end of fiscal 2007, Mr. Conway had no stock awards outstanding.
(5)	Represents the compensation costs recognized by the Company in fiscal 2007 for a stock option grant to Mr. Conway with the following fair value as of the grant date: $503,860 for a stock option grant to purchase 50,000 shares of common stock made on October 6, 2005 at an exercise price of $23.05. Mr. Conway had this one option to purchase 38,000 shares of common stock outstanding at the end of fiscal 2007.
(6)	At the end of fiscal 2007, Mr. Hassenfeld had no stock awards outstanding.
(7)	Represents the compensation costs recognized by the Company in fiscal 2007 for a stock option grant to Mr. Hassenfeld with the following fair value as of the grant date: $1,121,140 for a stock option grant to purchase 200,000 shares of common stock made on December 15, 2003 at an exercise price of $8.00. Mr. Hassenfeld had this one option to purchase 150,000 shares of common stock outstanding at the end of fiscal 2007.
(8)	At the end of fiscal 2007, Mr. Ramsey had no stock awards outstanding.
(9)

Represents the compensation costs recognized by the Company in fiscal 2007 for a stock option grant to Mr. Ramsey with the following fair value as of the grant date: $517,890 for a stock option grant to purchase 300,000 shares of common stock made on March 5, 2003 at an exercise price of $2.50. At the end of fiscal 2007, Mr. Ramsey had no stock options outstanding.
(10)	At the end of fiscal 2007, Mr. Robertson had no stock awards outstanding.
(11)	Represents the compensation costs recognized by the Company in fiscal 2007 for a stock option grant to Mr. Robertson with the following fair value as of the grant date: $939,120 for a stock option grant to purchase 300,000 shares of common stock made on October 7, 2003 at an exercise price of $4.00. Mr. Robertson had this one option to purchase 300,000 shares of common stock outstanding at the end of fiscal 2007.
(12)	During fiscal 2007, Mr. Sclavos received stock awards for 2,500 shares of common stock on February 1, 2006, May 1, 2006, August 1, 2006 and November 1, 2006, with grant date fair values of $100,250, $87,550, $62,000 and $95,000 respectively. At the end of fiscal 2007, Mr. Sclavos had no stock awards outstanding.
(13)	At the end of fiscal 2007, Mr. Sclavos had no stock options outstanding.
(14)	At the end of fiscal 2007, Mr. Tomlinson had no stock awards outstanding.
(15)	Represents the compensation costs recognized by the Company in fiscal 2007 for a stock option grant to Mr. Tomlinson with the following fair value as of the grant date: $523,980 for a stock option grant to purchase 300,000 shares of common stock made on May 2, 2003 at an exercise price of $2.50. Mr. Tomlinson had this one option to purchase 126,000 shares of common stock outstanding at the end of fiscal 2007.
(16)	At the end of fiscal 2007, Mr. Webb had no stock awards outstanding. Mr. Webb became a director in September 2006.
(17)	Represents the compensation costs recognized by the Company in fiscal 2007 for a stock option grant to Mr. Webb with the following fair value as of the grant date: $730,730 for a stock option grant to purchase 50,000 shares of common stock made on September 7, 2006 at an exercise price of $33.37. Mr. Webb had this one option to purchase 50,000 shares of common stock outstanding at the end of fiscal 2007.
(18)	During fiscal 2007, Ms. Young received a stock award for 2,500 shares of common stock on November 1, 2006 with a grant date fair value of $95,000. At the end of fiscal 2007, Ms. Young had no stock awards outstanding.
(19)	Represents the compensation costs recognized by the Company in fiscal 2007 for a stock option grant to Ms. Young with the following fair value as of the grant date: $550,640 for a stock option grant to purchase 50,000 shares of common stock made on October 25, 2005 at an exercise price of $25.19. Ms. Young had this one option to purchase 50,000 shares of common stock outstanding at the end of fiscal 2007.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2008. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Ernst & Young LLP has audited our financial statements for the period from inception (February 3, 1999) to the fiscal year ended January 31, 2007. We expect representatives of Ernst & Young LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Engagement Letter and Fee Disclosure

In connection with the audit of the 2007 financial statements, our Audit Committee entered into an engagement agreement with Ernst & Young LLP which sets forth the terms of Ernst & Young’s audit engagement. Among other things, the agreement is subject to alternative dispute resolution procedures and a mutual exclusion of punitive damages.

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2007 and 2006.

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$2,920,000	$1,951,000
Audit-Related Fees (2)	298,000	94,000
Tax Fees (3)	145,000	31,000
All Other Fees	—	—

Total	$3,363,000	$2,076,000

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of the quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Audit Fees also consist of fees for the attestation of internal control and management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for accounting advice and consultations regarding our compliance with Section 404 the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee uses the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided by Ernst & Young LLP. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the chair of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The chair of the Audit Committee reports any such action taken to the Audit Committee at the next Audit Committee meeting.

All Ernst & Young LLP services and fees in fiscal 2007 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 6, 2007 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Except as set forth below, the address of each stockholder listed in the following table is salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105. Applicable percentage ownership in the following table is based on 115,288,903 shares of common stock outstanding as of April 6, 2007:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The TCW Group, Inc., on behalf of the TCW Business Unit (1)	15,544,607	13.48%
865 South Figueroa Street, Los Angeles, California 90017
FMR Corp. (2)	14,755,000	12.80%
82 Devonshire Street, Boston, Massachusetts 02109
Turner Investment Partners, Inc. (3)	5,863,280	5.09%
1205 Westlakes Drive, Berwyn, Pennsylvania 19312

Directors and Executive Officers
Marc Benioff (4)	17,851,006	15.48%
Steve Cakebread (5)	544,904	*
Craig Conway (6)	10,833	*
John Freeland (7)	301,000	*
Alan Hassenfeld (8)	150,000	*
Kenneth Juster (9)	87,000	*
Craig Ramsey	1,140,000	*
Sanford R. Robertson (10)	300,000	*
Stratton Sclavos	230,780	*
Jim Steele (11)	407,309	*
Larry Tomlinson (12)	108,000	*
Maynard Webb	—	*
Shirley Young (13)	30,791	*
All current executive officers and directors as a group (18 persons) (14)	22,553,974	19.24%

*	Less than 1%.
(1)	Based solely upon a Schedule 13G/A filed with the SEC on February 12, 2007 by The TCW Group, Inc., on behalf of the TCW Business Unit.
(2)	Based solely upon a Schedule 13G/A filed with the SEC on February 14, 2007 by FMR Corp.
(3)	Based solely upon a Schedule 13G filed with the SEC on January 19, 2007 by Turner Investment Partners, Inc.
(4)	All shares held in the Marc R. Benioff Revocable Trust.
(5)	Includes 363,986 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, of which 363,985 will be vested shares and 1 will be an unvested share. Includes 834 restricted stock units to vest within 60 days of April 6, 2007. Also includes 2,730 shares held by a family member.

(6)	Includes 5,833 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, all of which will be vested.
(7)	Includes 300,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, of which 118,750 will be vested shares and 181,250 will be unvested shares.
(8)	Includes 150,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, of which 120,833 will be vested shares and 29,167 will be unvested shares.
(9)	Includes 87,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, of which 22,416 will be vested shares and 64,584 will be unvested shares.
(10)	Includes 300,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, of which 268,749 will be vested shares and 31,251 will be unvested shares.
(11)	Includes 400,975 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, all of which will be vested. Includes 834 restricted stock units to vest within 60 days of April 6, 2007. Also includes 5,500 shares held in trust for a family member.
(12)	Includes 108,000 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, all of which will be vested.
(13)	Includes 19,791 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, all of which will be vested.
(14)	Includes 1,938,770 shares issuable upon the exercise of options that are exercisable within 60 days of April 6, 2007, of which 1,533,948 will be vested shares and 404,822 will be unvested shares. Also includes 5,422 restricted stock units to vest within 60 days of April 6, 2007.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain five compensation plans that provide for the issuance of our Common Stock to our officers and other employees, directors and consultants. These consist of the 1999 Stock Option Plan, as amended, (the “1999 Stock Option Plan”), the 2004 Equity Incentive Plan, as amended (the “2004 Equity Incentive Plan”), the 2004 Outside Directors Stock Plan, as amended (the “2004 Outside Directors Stock Plan”) and the 2004 Employee Stock Purchase Plan, which have been approved by stockholders. We also maintain the 2006 Inducement Equity Incentive Plan, which has not been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of January 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	16,546,452	(2)	$19.44	4,852,486	(3)
Equity compensation plans not approved by security holders	250,650	(4)	$34.91	149,350

Total	16,797,102		$19.67	5,401,836

(1)	The weighted average exercise price of outstanding options, warrants and rights includes the purchase price of $0.01 per restricted stock unit.
(2)	Consists of option grants granted under the 1999 Stock Option Plan and 2004 Outside Directors Stock Plan as well as option grants and restricted stock units granted under the 2004 Equity Incentive Plan.
(3)	Consists of the 1999 Stock Option Plan, the 2004 Equity Incentive Plan, the 2004 Outside Directors Stock Plan and the 2004 Employee Stock Purchase Plan. The 2004 Employee Stock Purchase Plan will not be implemented unless and until the Board of Directors authorizes the commencement of one or more offerings. Under the 2004 Equity Incentive Plan, the shares that are reserved for issuance are subject to automatic increase on February 1 of each year as follows: (a) in 2005 and 2006 by the lesser of 5% of our then outstanding shares of common stock or 5,000,000 shares, (b) in 2007 and 2008 by the lesser of 4% of our then outstanding shares of common stock or 4,000,000 shares, and (c) in each year from 2009 through 2013 by the lesser of 3.5% of our then outstanding shares of common stock or 3,500,000 shares. The Board of Directors may elect to reduce, but not increase without also obtaining stockholder approval, the number of additional shares authorized in any year under the 2004 Equity Incentive Plan. On February 1, 2006, the number of additional shares reserved for issuance under this automatic increase feature of the 2004 Equity Incentive Plan was 5,000,000. The 2004 Employee Stock Purchase Plan provides for an automatic annual increase in the number of shares available for issuance under the plan on February 1 of each year beginning in 2005 and continuing through 2013 equal to the smallest of (x) 1% of our then outstanding shares of common stock, (y) 1,000,000 shares or (z) a lesser number of shares as our Board of Directors may determine.
(4)	Consists of option grants and restricted stock units granted under the 2006 Inducement Equity Incentive Plan. The material features of this plan are described below.

Material Features of the 2006 Inducement Equity Incentive Plan

In April 2006, the Board of Directors approved the 2006 Inducement Equity Incentive Plan (the “Inducement Plan”) in accordance with New York Stock Exchange Rule 303A.08. A total of 400,000 shares of common stock were reserved solely for the granting of inducement stock options, restricted stock units and other awards. As of January 31, 2007, 149,350 shares of common stock remained available for issuance under the Inducement Plan. The Inducement Plan provides for the granting of stock options with exercise prices equal to the fair market value of our Common Stock on the date of grant. Options granted under the Inducement Plan generally have a 5 year term and vest over four years, with 25% of the total shares granted vesting on the first anniversary of the date of grant and the balance vesting in equal monthly installments over the remaining 36 months. Restricted stock units granted under the Inducement Plan vest over four years, with 25% of the units vesting on the first anniversary of the date of grant and the balance vesting in equal quarterly installments over the remaining 36 months.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Compensation Objectives and Challenges

Salesforce.com’s overall compensation objective is to compensate executives and employees in a manner designed to attract and retain the caliber of people needed to manage and staff a high-growth business operation in an innovative industry. For executives, including our Named Executive Officers in particular, we align their compensation programs with the interests of our stockholders by tying a significant portion of their compensation to the performance of our stock.

We face challenges in hiring and retaining executives due to a number of factors that contribute to a relatively small pool of available executive talent. These challenges are similar to those faced by many high-growth companies. In our opinion, this makes recruiting and retaining key executives difficult, and our compensation program takes into account and seeks to address this difficulty. The challenges that we face include the following:

High Growth.    We are a high-growth company. We added approximately 760 employees during fiscal 2007, and added approximately 530 employees during fiscal 2006. We anticipate that hiring will slow somewhat during the current fiscal year, but not substantially. Our revenue has also grown rapidly, as has the geographic and technical scope of our operations. Not all executives desire or are suited to manage in a high-growth environment, making the services of our existing executives more valuable and recruiting new executives more difficult.

Immaturity of the On-Demand Application Delivery Industry.    We are pioneering an innovative area of business that is not mature and is subject to a myriad of risks and uncertainties that make us a more attractive employer to some executives but a less attractive employer to others. We have increased our innovation, and thus our risk and complexity, during the past fiscal year by broadening our business beyond our historical base of providing an on-demand customer relationship management application into providing an on-demand platform upon which third parties can build applications that address business needs other than customer relationship management.

Executive Background.    We seek executives with specific experience in key functional areas. We typically hire deeply-experienced managers who have operated in a high-growth environment similar to the one in which we operate. Because few technology companies have grown as quickly as we have, the number of executives with the most desirable experience is necessarily lower and these executives are more difficult to find. We have expanded our recruiting efforts both geographically and into other industries and the public sector, which leads to increased complexity in recruiting efforts and has required us to be more flexible about compensation and reimbursement of relocation expenses.

Salesforce.com Environment.    We are a demanding employer and our fast-moving, challenging culture is not always suited to the executives who comprise the talent pool from which we recruit. We have experienced some executive turnover during our seven-year existence, and we attribute much of that to our environment. Like many high-growth companies in very dynamic markets, we place extraordinary demands on executive time and attention, and this has resulted in both voluntary and involuntary executive departures. As the scope of our business has increased, the demands on our executives have grown.

Our executive compensation program, therefore, is designed principally to attract and retain executives, reward them for performing their jobs in a superior way and make certain that their interests are aligned with the interests of our stockholders. When their performance (and the performance of all of our employees) has resulted in good company performance, they see increased compensation in the form of salary increases, higher cash bonuses and greater appreciation of the worth of their stock options and restricted stock grants. Our performance to date has been very good, when measured by revenue growth, number of customers who pay for our services and stock price appreciation. If we do not perform as well in the future, executive bonuses, stock options and restricted stock grants will reflect that.

Role of Compensation Committee and Outside Consultants

The Compensation Committee of the Board of Directors oversees and administers the Company’s executive compensation program in accordance with the Compensation Committee Charter, which is accessible at http://www.salesforce.com/company/investor/governance/. The Compensation Committee typically meets near the beginning of each fiscal year establish company-wide metrics related to cash bonuses for the commencing fiscal year. In setting these target bonus amounts, the Compensation Committee reviews all components of executive officer compensation for consistency with the Company’s compensation philosophy and considers developments in compensation practices outside of the Company.

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. Compensia, Inc., a management consulting firm that provides executive compensation advisory services, provides the Compensation Committee and our Board of Directors with guidance regarding the amount and types of compensation that we provide to our executive officers, how these compare to compensation practices in our industry and advice regarding other compensation-related matters.

Compensia attends meetings of the Compensation Committee from time to time and also communicates with the Compensation Committee outside of meetings. Compensia reports to the Compensation Committee rather than to management, although Compensia may meet with management for purposes of gathering information on proposals that management may make to the Compensation Committee. The Compensation Committee is free to replace the independent compensation consultant or hire additional consultants at any time. Compensia has not provided any other services to our company and has received no compensation other than with respect to the services described above.

The Elements of Compensation and How We Determine the Amounts of These Elements

We use the following elements to compensate our executives: cash compensation in the form of salaries and cash bonuses; and equity compensation in the form of stock options and restricted stock units. We believe that each of these elements is necessary to attract and retain executives in a competitive market for executive talent.

Our executives have provided and continue to provide significant strategic leadership. Our business has grown exceptionally in scale and complexity during the past year, and the leadership of our executives has been one of the keys to our success.

We look at a variety of compensation methods to attract and retain executives, and each situation has a unique blend of financial, company and personal factors. Expectations of executives and employees change over time. Prior to the initial public offering of our common stock, we were able to recruit and retain executives and employees who anticipated that they would see a substantial increase in the value of any equity compensation. After our initial public offering, we believe that we face the perception on the part of prospective executives that there is less potential appreciation in our equity compensation, despite the increase in the price of our stock following the public offering. This perception means that executives are more focused on cash compensation, and we have adjusted our compensation practices accordingly, both for executives and for employees generally.

For example, when determining the compensation for an executive who has been with us for a substantial amount of time, we look at what it might cost to hire that executive’s replacement. We believe that replacement cost is highly relevant to an executive’s compensation because first, it is what we would have to pay if the executive left and second, it likely approximates the executive’s own perceived value in the competitive environment for executive talent.

Cash Compensation

Salaries.    We must offer competitive salaries to attract and retain all employees, including executives. We determine executive salaries based on two factors: comparison to the salaries paid by the companies with which we compete for talent; and the overall compensation each executive might potentially receive during his or her employment with us. We believe that we pay salaries that approximate the market for the executive talent for which we compete and we have commissioned a number of surveys and purchased other surveys in an effort to determine market data. However, because we have grown rapidly, the market in which we compete for executive talent and the compensation levels have changed quickly, as well. We sometimes adjust salaries during a fiscal year if we believe that they are no longer competitive or if an executive’s or employee’s responsibilities change.

Bonuses.    Each executive is eligible for a cash bonus representing a percentage of his or her salary. The Compensation Committee, in consultation with our CEO and its outside compensation advisors, determine the target amount of executive bonuses near the start of each fiscal year. This determination is based upon level and position of the executive within the organization, with consideration given to business objectives, achievements and responsibilities. The Compensation Committee also compares the size of each executive’s bonus to the bonuses of our other executives, and, after taking into account the individual performance considerations discussed above, seek to maintain a general level of parity among the bonuses awarded to our executive officers. The actual bonus percentage may be adjusted up or down as compared to the target level, typically by no more than 20%, based on the Chief Executive Officer’s reasonable assessment of an executive’s performance against his or her individual performance objectives.

Also near the beginning of each fiscal year, the Compensation Committee, in consultation with our CEO and its outside compensation advisors, establishes a target “bonus pool” that is used to pay the bonuses of all of our employees, including our executive officers. The actual bonus pool is determined based on a formula calculated based upon our actual revenue and earnings as compared to target revenue and earnings for the relevant fiscal year. We keep this formula confidential for competitive reasons, but generally consider the revenue and earnings targets on which it is based it to be challenging but achievable. If the actual bonus pool level exceeds or falls short of the target bonus pool level, bonus amounts are adjusted upwards or downwards accordingly.

Cash bonuses allow us to incent certain behavior, although this is not a significant management tool at the executive level. We do not believe that variable cash compensation plays a very substantial role in improving or changing executive performance. Our executives must meet or exceed the expectations of our Chief Executive Officer and our Board of Directors or they are moved out of their positions into positions more suited for their capabilities or are terminated from employment with us. We believe that active management by the Chief Executive Officer and by our executives is the strongest tool to improve or change executive and employee performance.

We have usually paid bonuses to executives and employees who are not in our sales organization twice each year. After the middle of our fiscal year we pay roughly 25% of the bonus amount for which an executive is eligible. After the end of the fiscal year, we pay the remaining amount, increased or decreased based on the size of the bonus pool as compared to its target level, as well as our Chief Executive Officer’s reasonable assessment of an executive’s performance against his or her objectives within the framework of the overall bonus program. Most executives in our sales organization are paid their bonuses each quarter based upon achievement against their target sales quotas.

Equity Compensation

Stock Options.    We grant stock options to executives at the time that we hire them and subsequently to align their interests with those of our stockholders and as an incentive to remain with us. We believe that options to purchase our common stock, priced at the market price on the date of grant, are the best tool to motivate executives to build stockholder value. Because these options are not transferable, they have no value unless the price of the stock increases after a grant of options is made. Because these options typically vest over a four-year period, they incent executives to build our value over time.

The amount of stock options we have granted to executives has varied widely based largely upon the timing of an executive’s employment with us. We made larger grants before we completed our initial public offering because we believed that larger grants were necessary to attract executives when we were a smaller company with greater business risks. We have reduced the amounts granted to both executives and employees over time as we have become a larger enterprise, in accordance with our plan for total compensation.

Restricted Stock Units.    We have recently begun to grant restricted stock units to employees and executives in order to reduce some of the dilution associated with grants of stock options. Because the restricted stock has value without price appreciation, we are able to grant fewer shares of restricted stock. Grants of restricted stock are not yet a significant part of executive compensation. We have determined their amounts based upon ratios of stock option grants to restricted stock units that we feel are appropriate for employees at given levels in the organization. The more senior the executive or employee, the greater the number of stock options he or she receives and the fewer the number of restricted stock units. This weighting reflects the greater impact that more senior executives can have on us and long-term stockholder value. Because stock options do not have value unless the stock price increases after the date of grant and while the options vest, executives have greater incentive to increase the value of the our common stock if they receive options than if they receive restricted stock units (because these restricted stock units have some value whether or not our market capitalization increases). We view our use of restricted stock units, particularly at the executive level, as experimental and will monitor whether they are an effective part of an overall compensation package.

CEO Compensation

Marc Benioff, our Chairman and Chief Executive Officer and one of our founders, receives only nominal compensation for his services ($10 per year). By his own choice, he has not received any bonuses, stock option grants, grants of restricted stock or any other form of compensation during his entire tenure.

Mr. Benioff is a substantial stockholder and we believe that his near-term and long-term interests are completely aligned with those of the company and its other stockholders. If Mr. Benioff were to leave the company or no longer fill the role of either Chairman or CEO, our executive compensation costs would increase.

Post-Employment Compensation

We recognize that it is possible that we may undergo a change of control, and that this possibility could result in the departure or distraction of the executive officers to the detriment of our business. Consequently, we have entered into agreements with certain of our named executive officers that provide them with certain benefits upon the termination of their employment within three months prior to or 18 months following a change of control of our company. These benefits include a lump sum payment equal to 150% of the executive’s annual base salary and target bonus, the continuation of employee benefits for 18 months following termination and the accelerated vesting of stock options. We believe that these agreements will help to maintain the continued focus and dedication of these named executive officers to their assigned duties without the distraction that could result from the possibility of a change-of-control.

For additional information on these change-in-control agreements, see “Employment Contracts and Certain Transactions—Change-in-Control,” below.

Timing of Equity Grants

We generally grant stock options on the fourth Tuesday of each month and restricted stock units on the fourth Tuesday of the first month of each quarter. With a small number of exceptions, this has been our practice since we became a publicly-traded company. Equity grants for new employees (including executives) are made on the fourth Tuesday of the month that follow after their hiring date, provided they join the Company by the deadline for soliciting grant approval from the Compensation Committee. If new employees join after the deadline for soliciting grant approval, their grants are made in the following month. Follow-on grants to existing employees and executives are also made on the fourth Tuesday of the month at various times during the year, depending upon our internal performance review cycle generally as well as individual performance and circumstances.

For most of fiscal 2007, our Board of Directors had delegated authority to our Chief Executive Officer to make equity grants of up to 50,000 shares to employees, but not to non-employees or executives officers. All grants of equity (including options and restricted stock units) to executive officers, non-employees or grants of 50,000 shares or more required the approval of the Compensation Committee of our Board of Directors. Beginning in December 2006, our Compensation Committee approved all equity grants.

Accounting and Tax Considerations

Deductibility of Executive Compensation.     Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Income from options granted under the Company’s stock option plans would generally qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are non-employee directors. Income from restricted stock units with time-based vesting will not qualify for a deduction under these restrictions. The Compensation Committee believes that at the present time it is unlikely that the salary and bonus compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. However, it is possible that the vesting of restricted stock units in the future could cause a payment that is subject to the deduction limit. The Compensation Committee has established a policy for determining the forms of incentive compensation awarded to its executive officers that qualify as “performance-based compensation,” namely achievement of corporate goals and individual objectives. The Compensation Committee intends to continue to evaluate the effects of the Code and any Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Taxation of “Parachute” Payments and Deferred Compensation.    Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that the our company or our successor could lose a deduction on the amounts subject to the additional tax. We did not provide any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G during fiscal 2007 and we have not agreed and are otherwise obligated to provide any executive officer with such a gross-up or other reimbursement.

Section 409A of the Code also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. However, to assist in the avoidance of additional tax under Section 409A, we structure our equity awards in a manner intended to comply with the applicable Section 409A requirements. With respect to the change of control agreements that we have entered into with certain of our named executive officers (see “Post-Employment Compensation,” above), we will be reviewing these agreements in light of the final regulations issued by the Internal Revenue Service and Treasury under Section 409A and amending such agreements as necessary to comply with Section 409A.

Accounting for Stock-Based Compensation.    We have expensed stock option grants under FASB Statement No. 123(R), Share-Based Payment, (“FAS No. 123(R)”) beginning in 2006. FAS No. 123(R) requires companies to include the fair value of equity compensation as a compensation expense in their income statements.

Summary Compensation Table

The following table sets forth the compensation earned during fiscal 2007 for services rendered in all capacities by our Chief Executive Officer, Chief Financial Officer, and our three other most highly-compensated executive officers during fiscal 2007. These executives are referred to as the “named executive officers” elsewhere in this Proxy Statement. We do not compensate our named executive officers with perquisites or other personal benefits.

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compens- ation ($)		Change in Pension Value and Nonqualified Deferred Compens- ation Earnings ($)	All Other Compens- ation ($)	Total ($)
Marc Benioff (3) Chief Executive Officer and Chairman of the Board	2007	10	—	—	—	—		—	—	10

Steve Cakebread Chief Financial Officer	2007	347,342	—	16,966	1,137,794	234,476		—	—	1,736,579

John Freeland President, Worldwide Operations	2007	300,000	—	—	855,433	292,500	(4)	—	—	1,447,933

Kenneth Juster Executive Vice President of Law, Policy, and Corporate Strategy	2007	400,000	—	—	981,304	180,000		—	—	1,561,304

Jim Steele President, Worldwide Sales and Distribution	2007	300,000	—	16,966	1,045,779	270,000		—	—	1,632,745

(1)	Stock awards consist solely of restricted stock units. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2007 for stock awards as determined pursuant to FAS 123R, excluding estimated forfeitures. These compensation costs reflect stock awards granted in fiscal 2007. The assumptions used to calculate the value of stock awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for fiscal 2007 filed with the SEC on March 9, 2007.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2007 for option awards as determined pursuant to FAS 123R, excluding estimated forfeitures. These compensation costs reflect option awards granted in and prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for fiscal 2005, 2006 and 2007 filed with the SEC on March 25, 2005, March 15, 2006 and March 9, 2007, respectively.
(3)	At his request, Mr. Benioff receives a nominal salary of $10 per year, no bonus and no equity compensation.
(4)	Pursuant to Mr. Freeland’s offer letter, $225,000 of Mr. Freeland’s bonus pursuant to our non-equity incentive plan was guaranteed during fiscal 2007.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to all plan-based awards granted to the named executive officers during fiscal 2007.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($) (1)		Maximum ($) (1)	Threshold ($)	Target ($)	Maximum ($)
Marc Benioff	—	—	—		—	—	—	—	—	—	—	—

Steve Cakebread	N/A	—	300,000		375,000	—	—	—	—	—	—	—
	9/26/06	—	—		—	—	—	—	—	300,000	38.39	5,043,930
	5/23/06	—	—		—	—	—	—	—	40,000	29.35	506,388
	5/23/06	—	—		—	—	—	—	3,333	—	—	97,820

John Freeland	N/A	—	300,000	(6)	375,000	—	—	—	—	—	—	—
	12/26/06	—	—		—	—	—	—	—	80,000	36.34	1,276,216

Kenneth Juster	N/A	—	200,000		250,000	—	—	—	—	—	—	—
	12/26/06	—	—		—	—	—	—	—	80,000	36.34	1,276,216

Jim Steele	N/A	—	300,000		375,000	—	—	—	—	—	—	—
	12/26/06	—	—		—	—	—	—	—	40,000	36.34	638,108
	5/23/06	—	—		—	—	—	—	—	40,000	29.35	506,388
	5/23/06	—	—		—	—	—	—	3,333	—	—	97,820

(1)	The Company’s non-equity incentive plan awards are based upon a formula that includes some discretion as to amounts paid.
(2)	All restricted stock unit grants were granted pursuant to the 2004 Equity Incentive Plan.
(3)	Option grants were granted pursuant to the 1999 Stock Option Plan or the 2004 Equity Incentive Plan.
(4)	The exercise price of the option awards is equal to the closing market price of the Company’s common stock on the date of grant.
(5)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123R. Stock awards consist only of restricted stock units. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at such date in the future when the option is exercised. The proceeds to be paid to the named executive officer following this exercise do not include the option exercise price.
(6)	Pursuant to Mr. Freeland’s offer letter, $225,000 of Mr. Freeland’s target bonus pursuant to our non-equity incentive plan was guaranteed during fiscal 2007.

Outstanding Equity Awards

The following table sets forth information with respect to the value of all outstanding equity awards held by our named executive officers at the end of fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expir- ation Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Marc Benioff	—	—	—	—	—	—	—	—	—

Steve Cakebread	—	300,000	—	38.39	9/26/11	—	—	—	—
	—	40,000	—	29.35	5/23/11	—	—	—	—
	145,833	104,167	—	13.89	9/2/14	—	—	—	—
	202,110	1	—	1.10	6/26/12	—	—	—	—
	—	—	—	—	—	3,333	146,085	—	—

John Freeland	—	80,000	—	36.34	12/26/11	—	—	—	—
	93,750	206,250	—	25.19	10/25/15	—	—	—	—

Kenneth Juster	—	80,000	—	36.34	12/26/11	—	—	—	—
	27,083	72,917	—	32.60	12/27/15	—	—	—	—
	7,000	150,000	—	13.73	1/25/15	—	—	—	—

Jim Steele	—	40,000	—	36.34	12/27/11	—	—	—	—
	—	40,000	—	29.35	5/23/11	—	—	—	—
	145,833	104,167	—	13.89	9/2/14	—	—	—	—
	239,100	—	—	1.10	10/7/12	—	—	—	—
	—	—	—	—	—	3,333	146,085	—	—

(1)	Options granted pursuant to the 1999 Stock Option Plan prior to February 1, 2006 are immediately exercisable. However, the Company has the right to repurchase any unvested common stock upon the termination of employment at the original exercise price which lapses at the rate of the vest schedule. Options granted pursuant to the 2004 Equity Incentive Plan and options granted pursuant to the 1999 Stock Option Plan after February 1, 2006 do not provide for the immediate exercise of options. Options granted under the 1999 Stock Option Plan and the 2004 Equity Incentive Plan vest over four years, with 25% of the total shares granted vesting on the first anniversary of the date of grant and the balance vesting in equal monthly installments over the remaining 36 months.
(2)	Restricted stock units granted under the 2004 Equity Incentive Plan vest over four years, with 25% of the units vesting on the first anniversary of the date of grant and the balance vesting in equal quarterly installments over the remaining 36 months.
(3)	The market value of the shares or units of stock that have not vested is based on the closing market price of the Company’s stock on January 31, 2007 of $43.83.

Option Exercises and Stock Vested

The following table sets forth certain information concerning option exercises and value realized upon exercise by our named executive officers during fiscal 2007.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Marc Benioff	—	—	—	—
Steve Cakebread	120,000	4,004,466	—	—
John Freeland	—	—	—	—
Kenneth Juster	143,000	3,128,997	—	—
Jim Steele	180,000	6,980,857	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Employment Contracts and Certain Transactions

Executive Officer Offer Letters and Agreements.    Each of our named executive officers has signed offer letters which provide that the officer is an at-will employee. The offer letters provide for salary, annual bonus based on our financial performance and the successful completion of specified performance objectives, stock options and participation in our company-wide employee benefit plans.

Mr. Kenneth Juster, our Executive Vice President of Law, Policy, and Corporate Strategy, joined us in January 2005. His annual base salary is $400,000 and he is eligible to receive a fiscal year end bonus of up to 50% of his annual base salary, based upon achievement of a mix of company and individual performance objectives. During the first twelve months of his employment, his bonus was guaranteed. Mr. Juster was granted options to acquire 300,000 shares of common stock at an exercise price of $13.73, with one-quarter of the shares vesting on the first anniversary of the start date of his employment and the balance vesting in ratable portions each month for 36 months thereafter. In addition, we agreed to reimburse up to $130,000 of Mr. Juster’s relocation and temporary living expenses.

Mr. John Freeland, our President, Worldwide Operations, joined us in October 2005. His annual base salary is $300,000 and he is eligible to receive a fiscal year end bonus of up to 100% of his annual base salary, based upon achievement of a mix of company and individual performance objectives. During the first twelve months of his employment, his bonus was guaranteed. Mr. Freeland was granted options to acquire 300,000 shares of common stock at an exercise price of $25.19, with one-quarter of the shares vesting on the first anniversary of the start date of his employment and the balance vesting in ratable portions each month for 36 months thereafter.

Change-in-Control.    In January 2007, the Company entered into Change of Control and Retention Agreements with the following executive officers: Messrs. Steve Cakebread, John Freeland, Parker Harris, George Hu, Kenneth Juster, Jim Steele and Frank van Veenendaal. Pursuant to these agreements, in the event that any of these executives is terminated without cause or resigns for good reason within three (3) months prior to or eighteen (18) months after a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to one hundred and fifty percent (150%) of the executive’s annual base salary and target bonus;

•	Continuation of certain of the executive’s employee benefits for a period of up to eighteen (18) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

Receipt of these benefits is conditioned upon execution by the executive of a release of claims in favor of the Company, as well as continued compliance with confidentiality obligations by the executive.

Assuming the above conditions were met and the employment of these executive officers were to be terminated on January 31, 2007, the following individuals would be entitled to payments in the amounts set forth below:

Name	Salary and Bonus ($)	Value of Continuation of Benefits ($)	Value of Accelerated Stock Options and Restricted Stock Units ($) (1)	Total ($)
Steve Cakebread	1,050,000	15,041	5,476,085	6,541,126
John Freeland	900,000	7,795	4,443,700	5,351,495
Parker Harris	900,000	22,314	2,166,691	3,089,005
George Hu	525,000	21,286	1,874,183	2,420,469
Kenneth Juster	900,000	6,231	5,933,058	6,839,289
Jim Steele	900,000	22,314	4,143,642	5,065,956
Frank van Veenendaal	675,000	22,314	2,682,161	3,379,476

(1)	Based on a common stock price of $43.83, the closing market price of the Company’s stock on January 31, 2007, less the applicable exercise price for each option for which vesting as accelerated.

In addition, in January 2007 the Company entered into Change of Control and Retention Agreements with Messrs. William Dewes and David Schellhase. Pursuant to these agreements, in the event that either of these executives is terminated without cause or resigns for good reason within three (3) months prior to or eighteen (18) months after a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to one hundred percent (100%) of the executive’s annual base salary and target bonus;

•	Continuation of certain of the executive’s employee benefits for a period of up to twelve (12) months following termination; and

•	Accelerated vesting of 50% of the unvested portion of all equity incentive awards held by the executive at the time of termination.

Receipt of these benefits is conditioned upon execution by the executive of a release of claims in favor of the Company, as well as continued compliance with confidentiality obligations by the executive.

Assuming the above conditions were met and the employment of these executive officers were to be terminated on January 31, 2007, the following individuals would be entitled to payments in the amounts set forth below:

Name	Salary and Bonus ($)	Value of Continuation of Benefits ($)	Value of Accelerated Stock Options and Restricted Stock Units ($) (1)	Total ($)
William Dewes	385,000	4,154	321,008	710,162
David Schellhase	385,000	4,154	750,498	1,139,652

(1)	Based on a common stock price of $43.83, the closing market price of the Company’s stock on January 31, 2007, less the applicable exercise price for each option for which vesting as accelerated.

Indemnification Agreements.    The Company has entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures with Respect to Related Party Transactions.    Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Audit Committee Charter requires that the Audit Committee review and approve any related party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Transactions with Management.    There were no transactions during fiscal 2007 in which the Company was a party, the amount involved in the transaction exceeds $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or immediate family member of any of the foregoing individuals had or will have a direct or indirect material interest.

Other Transactions.    In January 1999, the salesforce.com/foundation, commonly referred to as the Foundation, a non-profit public charity, was chartered to build philanthropic programs that are particularly focused on youth and technology. The Company’s chairman is the chairman of the Foundation. He, one of the Company’s executives and one of the Company’s board members hold three of the Foundation’s nine board seats. The Company is not the primary beneficiary of the Foundation’s activities, and accordingly, the Company does not consolidate the Foundation’s statement of activities with its financial results.

Since the Foundation’s inception, the Company has provided at no charge certain resources to Foundation employees such as office space. The value of these items totals approximately $35,000 per quarter. In addition to the resource sharing with the Foundation, the Company issued the Foundation warrants in August 2002 to purchase 500,000 shares of common stock and has donated subscriptions to the Company’s service to qualified non-profit organizations. The fair value of these donated subscriptions is currently approximately $1.0 million per month. The Company plans to continue providing free subscriptions to qualified nonprofit organizations.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

10b5-1 Trading Plans

The following executive officers and directors currently have 10b5-1 trading plans in place: Marc Benioff, Steve Cakebread, Craig Conway, Parker Harris, Kenneth Juster, Jim Steele and Lawrence Tomlinson. Certain other employees of the Company have also implemented 10b5-1 trading plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended January 31, 2007, the Company believes that all Reporting Persons complied with all applicable reporting requirements, except that Stratton Sclavos filed one late report covering one transaction and Craig Ramsey filed two late reports, each covering one transaction.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

We, the Compensation Committee of the Board of Directors of salesforce.com, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in salesforce.com’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007.

THE COMPENSATION COMMITTEE

Craig Ramsey (Chair)

Craig Conway

Shirley Young

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by the Board of Directors in April 2004 which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm, Ernst & Young LLP, including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by Ernst & Young LLP, the oversight of the Company’s internal audit function, reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls, and reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of management’s assessment of internal controls over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year ended January 31, 2007

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended January 31, 2007 with management. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young with that firm.

The Audit Committee also discussed with management and with Ernst & Young LLP the evaluation of the Company’s internal controls and the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee considered the fees paid to Ernst & Young LLP for the provision of non-audit related services and does not believe that these fees compromise Ernst & Young LLP’s independence in performing the audit.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2007 for filing with the Securities and Exchange Commission.

In addition, the Audit Committee reviewed the Company’s efforts and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

THE AUDIT COMMITTEE

Larry Tomlinson (Chair)

Alan Hassenfeld

Sanford R. Robertson

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Schellhase

Secretary

May 30, 2007

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Stratton Sclavos	☐	☐	02 - Lawrence Tomlinson	☐	☐	03 - Shirley Young	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2008.	☐	☐	☐

3. With discretionary authority, upon such other matters as may properly come before the meeting. At this time, the persons making this solicitation know of no other matters to be

    presented at the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	For planning purposes, please mark box to the right if you plan to attend the Annual Meeting:	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as the name or names appear on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by an authorized officer. Executors, administrators, trustees and partners should indicate their positions when signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

+

Proxy — salesforce.com, inc.

Proxy for Annual Meeting of Stockholders Solicited by the Board of Directors

The undersigned hereby appoints Marc Benioff, Steve Cakebread and David Schellhase, or any of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of salesforce.com, inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, July 12, 2007, at 2:00 p.m., local time, at the Mark Hopkins Hotel, 999 California Street, San Francisco, California 94108 and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted “FOR” the election of the named directors and “FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2008.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, Proxy Statement and the Company’s 2007 Annual Report.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY.

(Continued and to be dated and signed on the reverse side.)